EXHIBIT 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Vice President-Investor Relations, 303-312-8155

Bill Barrett Corporation Closes Uinta Basin Oil Acquisition

DENVER – June 9, 2011 – Bill Barrett Corporation (NYSE: BBG) announced today that it closed on its previously announced acquisition of the owner and operator of a Uinta Basin oil property and related assets, which the Company has named East Bluebell.

The East Bluebell acquisition includes an estimated 5 million barrels of oil equivalent (MMBoe) net proved reserves, an estimated 25 MMBoe net proved, probable and possible reserves, approximately 750 Boe per day net production, associated gathering and transportation infrastructure and 20,155 net acres of mineral leasehold. The acquired properties currently have 25 producing wells, and the Company has identified more than 200 drilling locations for vertical, oil development wells.

The acquired properties are located approximately 35 miles east-northeast of the Company’s Blacktail Ridge-Lake Canyon project and eight miles from the regional office in Roosevelt. The proximity to existing operations is expected to provide drilling and operating efficiencies. Similar to Blacktail Ridge-Lake Canyon, the East Bluebell properties produce from, and are on trend with, the same oil formations that are developed in the Altamont Bluebell region and offer upside potential through additional geologic horizons and horizontal drilling.

The East Bluebell acquisition was completed for approximately $120 million, subject to post-closing adjustments. The Company plans to initiate development of the property in 2011 with a one-rig, ten-well program beginning in July, increasing the number of oil directed rigs in the combined project area from two to three. As a result, the Company is increasing its planned development capital expenditures by up to $25 million for the full year.

DISCLOSURE STATEMENTS

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding projected results and future events, including the upside potential and other prospects of the acquisition, and the timing and expectations for drilling the acquisition properties. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2010 filed with the SEC, and other filings including our Current Reports on Form 8-K, for a list of certain risk factors.

Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company including, among other things, market conditions, oil and gas price volatility, exploration drilling and testing results, the ability to receive drilling and other permits, regulatory approvals, governmental laws and regulations and changes in enforcement of those laws and regulations, new laws and regulations, risks related to and costs of hedging activities including counterparty viability, surface access and costs, availability of third party gathering, transportation and processing, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects and the willingness and ability of those partners to meet capital obligations when requested, availability and costs of financing to fund the Company’s operations, uncertainties inherent in oil and gas production operations and estimating reserves, the speculative actual recovery of estimated potential volumes, unexpected future capital expenditures, competition, risks associated with operating in one major geographic area, the success of the Company’s risk management activities, title to properties, litigation, environmental liabilities, and other factors discussed in the Company’s reports filed with the SEC. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

Reserve Disclosure

The SEC, under its recently revised guidelines, permits oil and gas companies to disclose probable and possible reserves in their filings with the SEC. The Company does not plan to include probable and possible reserve estimates in its filings with the SEC.

The Company has provided internally generated estimates for probable and possible reserves in this release. The estimates conform to SEC guidelines. They are not prepared or reviewed by third party engineers. Our probable and possible reserve estimates are determined using strip pricing, which we use internally for planning and budgeting purposes. The Company’s estimate of probable and possible reserves is provided in this release because management believes it is useful, additional information that is widely used by the investment community in the valuation, comparison and analysis of companies. U.S. investors are urged to consider closely the disclosure in our Annual Report on Form 10-K for the year ended December 31, 2010, available on the Company’s website at www.billbarrettcorp.com or from the corporate offices at 1099 18th Street, Suite 2300, Denver, CO 80202. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or at www.sec.gov.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.